Exhibit (a)(26)


FOR IMMEDIATE RELEASE:  September 15, 1998


INVESTOR CONTACT:            U.S. SURGICAL HOME PAGE    MEDIA CONTACT:
Marianne Scipione            http://www.ussurg.com      Steve Rose
Vice President                                          Director
Corporate Communications                                Media Relations
(203) 845-1404                                          (203) 845-1732
marianne.scipione@ussurg.com                            steve.rose@ussurg.com



                 UNITED STATES SURGICAL CORPORATION TERMINATES
                          TENDER OFFER FOR CIRCON


      NORWALK, Conn. -- United States Surgical Corporation (NYSE:USS) announced today that its tender offer for Circon Corporation (Nasdaq:CCON) had expired and that it had terminated the offer.

      Leon C. Hirsch, chairman of USS, said, "In light of USS's proposed merger with Tyco International Ltd. (NYSE:TYC) and Circon's recent announcement that it has invited various companies to make bids to acquire Circon, USS has determined not to continue its offer."

      USS has instructed the depositary for the offer to promptly return all Circon shares tendered in the offer to Circon stockholders. Questions regarding tendered shares can be directed to USS's information agent, Kissel-Blake Inc., at 212-344-6733.

      As of 6:00 p.m., New York City time, on September 15, 1998, 6,356,259 shares of Circon's outstanding common stock had been tendered to USS under the terms of the offer.

      United States Surgical Corporation is a diversified medical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.